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                                 EXHIBIT 99.1
                   PRESS RELEASE ISSUED ON NOVEMBER 30, 2000

Rainmaker Systems Announces Stock Repurchase Program

Program is Subject to Timing and Volume Restrictions

SCOTTS VALLEY, Calif., Nov. 30 /PRNewswire/ -- Rainmaker Systems Inc. (Nasdaq:
RMKR - news), a leading outsource provider of Internet-enabled sales and
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marketing services, today announced that its Board of Directors has authorized a program to repurchase up to 2,000,000 shares, approximately 5 percent, of the company's outstanding common stock.


Restricted Trading

The company's ability to purchase stock is subject to certain timing and volume restrictions imposed by regulations. The company may not begin purchasing shares until 48 hours after the distribution of this announcement. Subject to price and market conditions, these purchases will be made from time to time in open market transactions or unsolicited transactions using the company's available cash balances. The shares repurchased will be retired.


Cash Position

Rainmaker exited the third quarter, ended Sept. 30, 2000, with cash and short-term investments totaling approximately $28 million. The company's operating cash burn rate in the third quarter was $3.4 million. The company believes that it will see improving cash flow throughout 2001, returning to positive cash flow and profitability in the second half of the year.

"The Board and management team believe that the company's common shares are significantly undervalued at the current price and do not reflect the true value of Rainmaker's future prospects," said Michael Silton, chief executive officer. "This stock repurchase program is indicative of our confidence in our business, the progress we've made on the three key initiatives we outlined in June and our ability to execute on that plan."

Silton continued, "We are very proud of our achievements regarding these initiatives that we believe will guide our path back to profitability and positive cash flow: we made significant improvements in our sales processes and we recently signed three new clients, 3Com, Hewlett-Packard and Motorola. Additionally, we are demonstrating progress towards our return to profitability in the financial milestones we have outlined. We believe that the repurchase of our stock represents an attractive opportunity for the utilization of a small portion of our cash, and will allow us to enhance shareholder value without compromising the financial flexibility required to achieve our goals."


About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of Internet-enabled sales and marketing services. Rainmaker delivers targeted programs to maximize revenue per customer and strengthen customer loyalty. The company's Contract Renewals Plus and Education Sales Plus services optimize the sales and management of support contracts, software subscriptions and training offerings. By integrating technology, processes and people, Rainmaker provides a transparent customer relationship infrastructure for its clients, who include such high tech notables as 3Com, Gateway, Hewlett-Packard, Motorola, Novell, Parametric Technology Corporation and Sybase. For more information, visit www.rmkr.com.
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This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are elements of risk and uncertainty associated with market acceptance of new service enhancements, the Company's ability to execute on its initiatives and successfully deliver services to its clients, the market's acceptance of the Company's announced Stock Repurchase Program, the Company's cash position from time to time, volatility of the equities markets and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

NOTE: Rainmaker Systems, the Rainmaker logo, Contract Renewals Plus and Education Sales Plus are trademarks of Rainmaker Systems, Inc. All other trademarks are the property of their respective owners.

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